News Release

Contact: Ashis Bhattacharya - Investor Relations - 641-585-6414 - abhattacharya@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES
SECONDARY OFFERING OF COMMON STOCK

FOREST CITY, IOWA, April 5, 2017 - Winnebago Industries, Inc. (“Winnebago”) (NYSE: WGO), a leading United States recreation vehicle manufacturer, today announced the commencement of an underwritten public offering of an aggregate 2,293,277 shares of Winnebago common stock by funds affiliated with Summit Partners, L.P. Winnebago will not receive any proceeds from the offering.

Morgan Stanley is acting as sole underwriter for the offering.

The offering is being made pursuant to an effective shelf registration statement and only by means of a prospectus and an accompanying prospectus supplement related to the offering filed by Winnebago with the Securities and Exchange Commission (“SEC”). Before you invest, you should read the prospectus and accompanying prospectus supplement in that registration statement and other documents Winnebago has filed with the SEC for more complete information about Winnebago and the offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and accompanying prospectus supplement, when available, may be obtained from: Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attn: Prospectus Department.

This press release is for informational purposes only, and does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there by any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer to buy the securities may be withdrawn or revoked, without obligations or commitment of any kind, at any time prior to notice of its acceptance given after the effective date of the registration statement.

About Winnebago
Winnebago is a leading U.S. manufacturer of recreation vehicles under the Winnebago and Grand Design brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers and fifth wheel products. Winnebago has multiple facilities in Iowa, Indiana, Oregon and Minnesota.
This press release includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “anticipates,” “believes,” “could,” “confident,” “estimates,” “expects,” “forecasts,” “hopes,” “intends,” “likely,” “may,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and variations of such words and similar expressions are intended to identify forward-looking statements. Many factors could affect Winnebago’s actual results. Should one or more known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from the forward-looking statements. While we may elect to update forward-looking statements, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise.
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